EXHIBIT 4.1
                         HY-TECH TECHNOLOGY GROUP, INC.

                            2004 EMPLOYEE STOCK PLAN

                              ADOPTED MARCH 3, 2004

      1. PURPOSE OF THE PLAN. The Hy-Tech Technology Group, Inc., 2003 Employee Stock Plan (the "Plan") is intended to advance the interests of Hy-Tech Technology Group, Inc. (the "Company"), by inducing individuals of outstanding ability and potential to join and remain with, or provide consulting or advisory services to, the Company, by encouraging and enabling eligible employees, non-employee Directors, consultants, and advisors to acquire proprietary interests in the Company, and by providing the participating employees, non-employee Directors, consultants, and advisors with an additional incentive to promote the success of the Company. This is accomplished by providing for the issuance of Common Stock, par value $.0001 per share of the Corporation (the "Common Stock") to employees, non-employee Directors, consultants, and advisors.

      2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board of Directors") or by a committee (the "Committee") chosen by the Board of Directors. Except as herein specifically provided, the interpretation and construction by the Board of Directors or the Committee of any provision of the Plan shall be final and conclusive. The receipt of Common Stock by Directors, or any members of the Committee, shall not preclude their vote on any matters in connection with the administration or interpretation of the Plan.

      3. SHARES SUBJECT TO THE PLAN. The stock subject to the Plan shall be shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), whether authorized but unissued or held in the Company's treasury, or shares purchased from stockholders expressly for use under the Plan. The maximum number of shares of Common Stock which may be issued pursuant to Plan shall not exceed in the aggregate three million one hundred fifty thousand (3,150,000) shares.

      4. PARTICIPATION. The class of individual or entity that shall be eligible to receive common Stock under the Plan shall be all employees (including officers) and non-employee Directors of, or consultants and advisors to, either the Company or any subsidiary corporation of the Company; provided, however, that Common Stock shall not be granted to any such consultants and advisors unless (i) bona fide services have been or are to be rendered by such consultant or advisor and (ii) such services are not in connection with the offer or sale of securities in a capital raising transaction. The Board of Directors or the Committee, in its sole discretion, but subject to the provisions of the Plan, shall determine the employees and non-employee Directors of, and the consultants and advisors to, the Company and its subsidiary corporations to whom Common Stock shall be granted, and the number of shares to be granted, taking into account the nature of the employment or services rendered by the individuals or entities being considered, their annual compensation, their present and potential contributions to the success of the Company, and such other factors as the Board of Directors or the Committee may deem relevant.

      5. STOCK AGREEMENT. Common Stock granted under the Plan shall be authorized by the Board of Directors or the Committee, and may be evidenced by an Agreement which shall be executed by the Company and by the individual to whom such Common Stock is granted. The Agreement shall specify the number of shares of Common Stock granted, and such other terms and provisions as are not inconsistent with this Plan, including any additional consideration that must be given to the Corporation by the individual to whom such Common Stock is granted, any vesting provisions for the Common Stock, the effect of death or termination of employment on the grant of the Common Stock.


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      6. FURTHER CONDITIONS OF EXERCISE.

            (a) Unless prior to the grant of the Common Stock such shares have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), the grant shall be conditioned upon a representation or agreement of the person granted the Common Stock to the effect that such shares are being acquired for investment purposes and not with a view to the further distribution thereof, and such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Act.

            (b) The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange or market on which the Common Stock may then be listed or until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification, and compliance.

      7. EFFECTIVENESS OF THE PLAN.The Plan shall become operative and in effect on March 3, 2004.

      8. TERMINATION, MODIFICATION AND AMENDMENT.

            (a) The Plan (but not the Common Stock granted pursuant to the Plan) shall terminate on a date within ten (10) years from the date of its adoption by the Board of Directors of the Company, or sooner as hereinafter provided, and no Common Stock shall be granted after termination of the Plan.

            (b) The Plan may, from time to time, be terminated, modified, or amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present at a meeting of shareholders and entitled to vote thereon (or, in the case of action by written consent, a majority of the outstanding shares of capital stock of the Company entitled to vote thereon).

            (c) The Board of Directors may at any time, on or before the termination date referred to in Section 8(a) hereof, terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable.

            (d) No termination, modification, or amendment of the Plan may, without the consent of the individual or entity to whom any Common Stock shall have been granted, adversely affect any rights previously conferred..

      9. NOT A CONTRACT OF EMPLOYMENT. Nothing contained in the Plan or in any Agreement executed pursuant hereto shall be deemed to confer upon any individual to whom Common Stock was or may be granted hereunder any right to remain in the employ or service of the Company or a subsidiary corporation of the Company or any entitlement to any remuneration or other benefit pursuant to any consulting or advisory arrangement.


      10. INDEMNIFICATION OF BOARD OF DIRECTORS OR COMMITTEE. In addition to such other rights of indemnification as they may have, the members of the Board of Directors or the Committee, as the case may be, shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit, or proceeding, the member or members of the Board of Directors or the Committee, as the case may be, shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on his or their own behalf.

      11. GOVERNING LAW. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Delaware.

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